Exhibit 99.1

News Release For Immediate Release
Company Contact:
Jack Collins, Chief Financial Officer Website: www.pstr.com
PostRock Announces Appointment of Executive Vice President of Exploration and Geoscience
OKLAHOMA CITY — April 26, 2010 — PostRock Energy Corporation (NASDAQ: PSTR) today announced the appointment of Douglas K. Strickland as Executive Vice President of Exploration and Geoscience. In this role, Mr. Strickland will oversee all of PostRock’s current and future exploration and development efforts, including high-grading PostRock’s current drilling inventory in the Marcellus Shale and Cherokee Basin, identifying new exploration opportunities and leading the geological review of potential acquisitions.
David C. Lawler, President and CEO of PostRock said, “We are very pleased to welcome a geologist of Doug’s caliber to the PostRock organization. Throughout his career, Doug has demonstrated the ability to identify and develop material onshore oil and natural gas fields including the discovery of the 100 million barrel Covenant Field in Utah, participation in the Madden Deep Field in Wyoming and multiple discoveries in the Prairie du Chien Field in Michigan. With his experience and proven leadership, Doug will play an integral role in allowing us to execute our growth plan.”
Mr. Strickland brings over 32 years of oil and natural gas exploration and development experience to PostRock. Mr. Strickland joins PostRock from his own consulting firm where he has identified numerous prospects for major and independent oil and natural gas companies from 2007 to present. From 1999 to 2007, Mr. Strickland served as Vice President of Exploration for Wolverine Gas and Oil where he led the discovery of the Covenant Field. Prior to Wolverine, Mr. Strickland was Owner and President of Manitou Resources from 1992 to 1999 where he was involved in the discovery of five producing oil and natural gas fields. From 1982 to 1991, Mr. Strickland worked at W.R. Grace in roles of increasing responsibility including Vice President of Exploration and Exploration Manager and identified the potential of the Madden Deep Field along with numerous discoveries in the Prairie du Chien Field. Mr. Strickland began his career with Chevron in 1979 where he served as a Structural Geologist.
Mr. Strickland holds a Bachelors degree in Geology from the University of Southern Colorado, a Masters degree in Geology from the University of Wisconsin-Milwaukee and has pursued doctoral work at the University of Kansas. Mr. Strickland is a Certified Petroleum Geologist, a member of the American Association of Petroleum Geologists (AAPG), Rocky Mountain Association of Geologists, Wyoming Geological Association and Montana Geological Society. In 2010, the AAPG named Mr. Strickland as one of one hundred geologists that have made a significant impact on the American oil and natural gas industry over the past 100 years.
About PostRock Energy Corporation
PostRock Energy Corporation is a vertically integrated independent energy company engaged in the acquisition, exploration, development, production and transportation of oil and natural gas in the Cherokee Basin, the Appalachian Basin, and Central Oklahoma. PostRock has over 2,800 wells and nearly 2,200 miles of natural gas gathering pipelines in the Cherokee Basin. The Company also owns and operates nearly 400 natural gas and oil producing wells and undeveloped acreage in the Appalachian Basin of the northeastern United States and more than 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit PostRock’s website at
www.pstr.com.